November 8, 2012

InspireMD, Inc.

4 Menorat Hamaor St.

Tel-Aviv 67448, Israel

Re:	InspireMD, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to InspireMD, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of up to an aggregate of up to $40 million of Common Stock of the Company, par value $0.0001 per share (which equals 7,246,377 shares, based on an assumed offering price of $5.52 per share, which is the last reported sales price of the Company's common stock on November 6, 2012, as adjusted for the one-for-four reverse stock split that is expected to occur the day immediately following the effectiveness of the Registration Statement, but which may be more or fewer shares depending on the actual offering price), that are being offered by the Company (the “Primary Shares”) and up to an aggregate of up to $6 million of Common Stock (which equals 1,086,957 shares, based on the assumed offering price of $5.52 per share, but which may be more or fewer shares depending on the actual offering price) that may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Company (together with the Primary Shares, the “Shares), pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2012 (Registration No. 333-184066), as amended to date (the “Registration Statement”).

The opinion expressed herein is limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”), applicable provisions of the Delaware Constitution and judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement, including the prospectus, and all exhibits thereto; (ii) the Company’s Certificate of Incorporation and any amendments to date certified by the Secretary of State of the State of Delaware; (iii) the Company’s By-laws and any amendments to date certified by the Secretary of the Company; (iv) the minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares and related matters thereto; (v) the form of Underwriting Agreement (herein so called), to be entered into among the Company and Cowen and Company, for itself and on behalf of the several underwriters; (vi) the form of common stock certificate; and (vii) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action of the Company and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and any abbreviated registration statements relating thereto that may be filed to register additional securities identical to those covered by the Registration Statement (including a registration

InspireMD, Inc.

November 8, 2012

statement filed pursuant to Rule 462(b) under the Securities Act), and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP